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                                               ---------------------------
                                                      OMB APPROVAL
                                               ---------------------------
------                                            OMB Number: 3235-0362
FORM 5                                         Expires:  October 31, 2001
------                                          Estimated average burden
                                               hours per response .... 1.0
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/ / Check box if no          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Persons to
    Senior,        Enrique            F.          Princeton Video Image Inc. (PVII)             Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (specify
    c/o Allen & Company, 711 5th Avenue           Person, if an entity    June 30, 2001         ----        title ---       below)
-------------------------------------------       (Voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,    7. Individual or Joint/Group Reporting
                                                                             Date of Original          (check applicable line)
                                                                             (Month/Year)         X  Form Filed by One Reporting
                                                                                                 ----  Person
                                                                                                     Form Filed by More than One
  New York,           NY             10022                                                       ----  Reporting Person
-------------------------------------------    -------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                the end of          Direct         Benefi-
                                  (Month/                                                Issuer's Fiscal     (D) or         cial
                                   Day/                 ----------------------------     Year (Instr. 3      Indirect       Owner-
                                   Year)                Amount    (A) or (D)  Price      and 4)              (I)            ship
                                                                                                             (Instr. 4)     (Instr.
                                                                                                                            4)

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                                                                                                                              (Over)

*If the form is filed by more than one reporting person, see instruction 4(b)(v).

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

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4     Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Option                       $5.188       8/3/00      A        10,000    --     (1)    8/3/10     Common    10,000         --
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Option                            10,000                    D                         --
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Explanation of Responses:

(1) Option vested over 1 year in equal monthly installments.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Enrique F. Senior
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                               Enrique F. Senior

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
